Exhibit 99.1

For release Western Circuit and Analyst Wire.

August 23, 2004

BRIDGFORD FOODS CORPORATION (BRID) ANNOUNCES RESULTS FOR THIRD QUARTER

Anaheim, California - Bridgford Foods Corporation (Nasdaq-BRID) today reported sales of $29,756,000 for the third quarter (12 weeks) of the 2004 fiscal year. This represents a decrease of 0.7% compared to sales in the third quarter (12 weeks) last year. Increases in the cost of products sold (6.4%) and increases in selling, general and administrative expenses (2.6%) along with the percentage sales decrease resulted in a net loss of $623,000 for the 12 weeks ended July 9, 2004. The Company reported net income of $412,000 in the same quarter last year. Costs for meat commodities were exceptionally high in 2004 compared to the prior year.

Sales for the first three quarters (36 weeks) of the 2004 fiscal year were $95,619,000, a 4.5% increase compared to the same period in 2003. Cost of products sold in the first three quarters increased 9.2%. As previously stated, significantly higher meat commodity prices were primarily responsible for the disproportionate increase in costs as related to sales gains. Increased costs for fuel, outside storage, pension expenses and workers’ compensation outpaced sales trends. The Company incurred a net loss of $969,000 in the first three quarters of 2004 compared to net income of $368,000 in the first three quarters of last year.

In connection with an existing stock purchase plan, the Company purchased 260,662 shares of treasury stock on the open market during the first 36 weeks of the 2004 fiscal year at an average cost of $7.66 per share. Subsequent to the end of the quarter, the Company purchased an additional 8,661 shares of stock on the open market at an average cost of $8.31 per share. Bridgford Foods Corporation, a producer of frozen dough, microwaveable sandwiches, dry sausages, processed meats and other convenience food products, currently has 10 million common shares outstanding.

BRIDGFORD FOODS CORPORATION

FINANCIAL HIGHLIGHTS

	12 Weeks Ended	12 Weeks Ended
	July 9, 2004	July 11, 2003
Sales	$29,756,000	$29,977,000
Cost of sales	$19,655,000	$18,482,000
Selling, general & administrative expenses	$10,096,000	$9,839,000
Depreciation	$1,010,000	$991,000
(Loss) income before taxes	$(1,005,000)	$665,000
Income tax (benefit) provision	$(382,000)	$253,000
Net (loss) income	$(623,000)	$412,000
Basic (loss) earnings per share	$(0.06)	$0.04
Average shares outstanding	10,054,000	10,375,000

	36 Weeks Ended	36 Weeks Ended
	July 9, 2004	July 11, 2003
Sales	$95,619,000	$91,496,000
Cost of sales	$62,880,000	$57,564,000
Selling, general & administrative expenses	$31,272,000	$30,366,000
Depreciation	$3,030,000	$2,973,000
(Loss) income before taxes	$(1,563,000)	$593,000
Income tax (benefit) provision	$(594,000)	$225,000
Net (loss) income	$(969,000)	$368,000
Basic (loss) earnings per share	$(0.10)	$0.04
Average shares outstanding	10,179,000	10,421,000

CONTACT:	Bridgford Foods Corporation
R. Lancy, 714/526-5533